As filed with the Securities and Exchange Commission on February 24, 1999
                                                       Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ------------------

                                MAF BANCORP, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                            36-3664868
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)      55th & HOLMES        Identification No.)
                              CLARENDON HILLS, ILLINOIS 60514
    (Address, including zip code of registrant's principal executive office)

                      ------------------------------------

                              MID AMERICA BANK, FSB
                      DIRECTORS' DEFERRED COMPENSATION PLAN
                                       AND
                              MID AMERICA BANK, FSB
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                               ------------------

                                 MICHAEL JANSSEN
                                MAF BANCORP, INC.
                                  55TH & HOLMES
                         CLARENDON HILLS, ILLINOIS 60514
                                 (630) 986-7544
(Name, address and telephone number, including area code, of agent for service)

                                   Copies to:
                             JENNIFER R. EVANS, ESQ.
                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                            222 NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60601
                                 (312) 609-7500

                               ------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
   Title of Securities           Amount to         Proposed Maximum Offering          Proposed Maximum              Amount of
     to be Registered          be Registered            Price Per Share           Aggregate Offering Price      Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share               56,250 shares(1)             $23.53(2)                     $1,323,563(2)                $367.95
--------------------------------------------------------------------------------------------------------------------------------
Deferred Compensation          $2,400,000                   100%                        $2,400,000(4)                $667.20
Obligations (3)
================================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares offered pursuant to the Mid America Bank, fsb Directors' Deferred Compensation Plan and the Mid America Bank, fsb Executive Deferred Compensation Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock pursuant to Rule 416(a).

(2) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the registration fee have been estimated based on the average of the high and low sales prices for the Common Stock as reported by the Nasdaq National Market on February 19, 1999.

(3) The Deferred Compensation Obligations are unsecured obligations of MAF Bancorp, Inc. to pay deferred compensation in the future in accordance with the terms of each of the Mid America Bank, fsb Directors' Deferred Compensation Plan and the Mid America Bank, fsb Executive Deferred Compensation Plan.

(4) Based on maximum amounts of compensation to be deferred through the cash account solely for the purpose of determining the registration fee.

================================================================================

                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)

                                   PROSPECTUS


          This Registration Statement relates to the registration of an aggregate of 56,250 shares (as adjusted to reflect all stock splits since January 1, 1997) of Common Stock, $.01 par value per share, of MAF Bancorp, Inc. (the "Registrant") to be offered from time to time pursuant to the Mid America Bank, fsb Directors Deferred Compensation Plan and the Mid America Bank, fsb Executive Deferred Compensation Plan (the "Plans"). This Registration Statement also covers the Deferred Compensation Obligations of the Registrant to pay deferred compensation in accordance with the terms of each of the Plans.

          The documents with respect to each plan containing the information required by this section will be given to those persons, all of whom are employees or directors of Registrant or Mid America Bank, fsb, a wholly-owned subsidiary of Registrant, who participate in the Plans. Such documents are not required to be filed with the Commission as a part of the Registration Statement or as an Exhibit.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed with the Securities and Exchange Commission (the "Commission") by MAF Bancorp, Inc., a Delaware corporation ("Registrant"), are incorporated in this Registration Statement by reference:

          (a) Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-18121);

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (File Nos. 0-18121);

          (c) Current Reports on Form 8-K dated April 28, 1998, August 17, 1998, as amended by Form 8-K/A filed with the Commission on September 1, 1998, and January 29, 1999 (File Nos. 0-18121); and

          (d) The description of Registrant's Common Stock contained in the Registration Statement on Form 8-A, dated November 14, 1989 (File No. 0-18121).

          All documents filed by Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          The description of the Registrant's Common Stock is contained in the Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description. Such description is incorporated by reference into this Registration Statement.

          Under the Plans, the Registrant, by and through its wholly-owned subsidiary, Mid America Bank, fsb (the "Bank") will provide eligible employees and directors of the Registrant and the Bank, the opportunity to defer a specified percentage of their cash compensation. The obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plans (the "Obligations") will be unsecured general obligations of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. However, because the Registrant is a holding company, the right of the Registrant, and hence the right of creditors of the Registrant (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a credit of the subsidiary may be recognized. In addition, the ability of the Registrant's bank subsidiary to pay dividends to the Registrant may be restricted by bank regulatory capital requirements.

          The following summary of the Obligations does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Plans, including the definitions therein of certain terms. A copy of each of the Plans has been filed as an exhibit to this Registration Statement.

          The amount of compensation to be deferred by each participating employee or director (each a "Participant," and collectively, the "Participants") will be determined in accordance with each respective Plan based on elections by the Participants. The Obligations under the Plans are payable in accordance with the terms of each Plan upon a Participant's retirement or termination of employment due to death, disability or change in control. Obligations will carry a rate of return as prescribed under the terms of the Plans. Each Participant's Obligation will be adjusted to reflect the investment experience of the applicable benchmark, including any appreciation or depreciation. Each Participant will be fully vested in the Obligations.

          A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plans or by laws of descent and distribution.

          The Obligations are not subject to redemption at the option of the Registrant, in whole or in part, prior to the termination of a Participant's employment. However, the Registrant reserves the right to amend or terminate the Plans at any time, except that no such amendment or termination shall adversely affect the right of any Participant to the balance of his or her deferred account as of the date of such amendment or termination.

          The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations regarding the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants or taking action upon a default, and, accordingly, each Participant will be responsible for acting independently with respect thereto.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles Tenth and Eleventh of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

          a. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          b. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware

               General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

          c. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article, or otherwise shall be on the Corporation.

          d. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          e. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          f. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ELEVENTH:

          A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          4.1 Certificate of Incorporation of MAF Bancorp, Inc., as amended (incorporated by reference to Exhibit 3(i) to Registrant's June 30, 1996 Form 10-K, File No. 0-18121).

          4.2 By-Laws of MAF Bancorp, Inc., as amended (incorporated by reference to Exhibit 3 to Registrant's 1990 Form 10-K, File No. 0-18121).

          4.3 Mid America Bank, fsb Directors' Deferred Compensation Plan (incorporated by reference to Exhibit 10(x) to Registrant's 1997 Form 10-K, File No. 0-18121).

          4.4 Mid America Bank, fsb Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10(xi) to Registrant's 1997 Form 10-K, File No. 0-18121).

          5    Opinion of Vedder, Price, Kaufman & Kammholz.

          23.1 Consent of KPMG LLP.

          23.2 Consent of Vedder, Price, Kaufman & Kammholz (included in
               Exhibit 5).

          24 Powers of Attorney (included on the signature pages of the Registration Statement).

ITEM 9.   UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Clarendon Hills, State of Illinois, on this 24th day of February, 1999.

                                        MAF Bancorp, Inc.


                                        By:  /s/ Allen H. Koranda
                                        ---------------------------------------
                                                Allen H. Koranda
                                                Chairman of the Board and
                                                Chief Executive Officer

          We, the undersigned officers and directors of MAF Bancorp, Inc., and each of us, do hereby constitute and appoint each and any of Allen H. Koranda, Jerry A. Weberling and Michael Janssen our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



           Name                          Title                       Date
           ----                          -----                       ----



/s/ Allen H. Koranda            Chairman of the Board and      February 24, 1999
-----------------------------    Chief Executive Officer
Allen H. Koranda              (principal executive officer)



/s/ Kenneth Koranda              President and Director        February 24, 1999
-----------------------------
Kenneth Koranda


/s/ Jerry A. Weberling          Executive Vice President,      February 24, 1999
-----------------------------    Chief Financial Officer
Jerry A. Weberling                   and Director
                              (principal financial officer)


/s/ Gerard J. Buccino             Senior Vice President        February 24, 1999
----------------------------         and Controller
Gerard J. Buccino             (principal accounting officer)


--------------------------             Director
Robert Bowles, M.D.

           Name                          Title                       Date
           ----                          -----                       ----


/s/ David C. Burba                     Director                February 24, 1999
--------------------------
David C. Burba


/s/ Terry Ekl                          Director                February 24, 1999
--------------------------
Terry Ekl


/s/ Joe F. Hanauer                     Director                February 24, 1999
--------------------------
Joe F. Hanauer


/s/ F. William Trescott                Director                February 24, 1999
--------------------------
F. William Trescott


/s/ Lois B. Vasto                      Director                February 24, 1999
--------------------------
Lois B. Vasto


                                       Director
--------------------------
Henry Smogolski


/s/ Andrew J. Zych                     Director                February 24, 1999
--------------------------
Andrew J. Zych

                                INDEX TO EXHIBITS


         EXHIBIT
         NUMBER                     DESCRIPTION OF EXHIBIT
         ------                     ----------------------

         4.1 Certificate of Incorporation of MAF Bancorp, Inc., as amended (incorporated by reference to Exhibit 3(i) to Registrant's June 30, 1996 Form 10-K, File No. 0-18121).

         4.2 By-Laws of MAF Bancorp, Inc., as amended (incorporated by reference to Exhibit 3 to Registrant's 1990 Form 10-K, File No. 0-18121).

         4.3 Mid America Bank, fsb Directors' Deferred Compensation Plan (incorporated by reference to Exhibit 10(x) to Registrant's 1997 Form 10-K, File No. 0-18121).

         4.4 Mid America Bank, fsb Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10(xi) to Registrant's 1997 Form 10-K, File No. 0-18121).

         5        Opinion of Vedder, Price, Kaufman & Kammholz.

         23.1     Consent of KPMG LLP.

         23.2     Consent of Vedder, Price, Kaufman & Kammholz (included in
                  Exhibit 5).

         24 Powers of Attorney (included on the signature pages of the Registration Statement).